EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of this 7th day of November, 2005, by and between PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation (the “Company”), and ROY BRANDON BURGESS (“Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee and to enter into an agreement embodying the terms of such employment (this “Agreement”) and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 6 hereof to the extent incurred prior to termination of employment; (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant, and settlement of RSUs and exercise of Options in accordance with the terms of this Agreement; (iv) any unpaid Annual Bonus in respect to any completed fiscal year that has ended on or prior to the date of termination of Employee’s employment; and (v) rights to indemnification by virtue of Employee’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b) “Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.

(c) “Annual Bonus” shall mean the bonus provided for in Section 4(b) below.

(d) “Auditor” shall mean a nationally recognized United States public accounting firm, jointly selected by the Company and Employee, which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or its Affiliates. If Employee and the Company cannot agree on the firm to serve as the Auditor, then Employee and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

(e) “Base Salary” shall mean the salary provided for in Section 4(a) or any increased salary granted to Employee pursuant to Section 4(a) below.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Call Option Holder” shall mean NBC Palm Beach Investment II, Inc., a California corporation.

(h) “Cause” shall mean (i) act or acts of willful misconduct by Employee in connection with Employee’s employment duties, which result in material and demonstrable injury to the Company; (ii) embezzlement or other financial fraud committed by Employee; or (iii) Employee’s conviction of, admission to, or entry of pleas of no contest to, any felony.

(i) “Change in Control” shall mean (i) a sale by the Call Option Holder of that portion of the preferred stock of the Company owned by the Call Option Holder that, if converted into shares of common stock of the Company, would equal a majority of the voting stock of the Company, and the conversion of such preferred stock into voting securities then entitled to vote; (ii) a change in ownership or control of the Company effected through a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an Affiliate of the Company, directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of voting securities then entitled to vote of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; (iii) the sale or conveyance of all or substantially all of the assets of the Company; (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (v) any other transaction or event resulting in Lowell Paxson no longer being the single voting majority shareholder of the Company.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Commencement Date” shall mean November 7, 2005.

(l) “Common Stock” shall mean the Class A common stock of the Company, par value $0.001 per share.

(m) “Company” except as otherwise expressly set forth herein, shall have the meaning set forth in the preamble hereto.

(n) “Competitive Activities” shall mean any business activities which are in direct competition with the Company’s main line of business, terrestrial television broadcasting in the United States of America.

(o) “Confidential Information” shall have the meaning set forth in Section 9(a) below.

(p) “Disability” shall mean any physical or mental disability or infirmity that results in Employee being “Disabled” within the meaning of Section 409A(a)(2)(C)(i) of the Code. Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician mutually agreed upon by the Company and Employee. If Employee and the Company cannot agree on such physician, then Employee and the Company shall each select one physician and those physicians shall jointly select the physician to make such determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(q) “Employee” shall have the meaning set forth in the preamble hereto.

(r) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(s) “Fair Market Value” shall mean the average closing price per share of Common Stock on the American Stock Exchange during the ten (10) trading day period immediately preceding the Commencement Date (for purposes of determining the exercise price of the FMV Options) or immediately preceding any other date specified, for Option exercises in Section 4(e), as applicable.

(t) “FMV Options” shall have the meaning set forth in Section 4(e) below.

(u) “Good Reason” shall mean, without Employee’s consent, (i) any change in Employee’s titles; (ii) any material diminution in Employee’s duties, responsibilities, reporting relationship or authorities, including, without limitation, as a result of any amendment of the Company’s governing documents, or resolutions by the Board; (iii) any reduction in Base Salary or target Annual Bonus opportunity; (iv) the relocation of Employee’s principal place of employment to a location, other than to the New York metropolitan area, more than thirty (30) miles from the location set forth in Section 3(c) below; or (v) any breach by the Company of any material provision of this Agreement which the Company fails to fully cure within fifteen (15) days from receipt of written notice setting forth the specifics of such breach.

(v) “New Call Option” shall mean the new option to purchase a controlling interest in the Company granted to the Call Option Holder pursuant to that certain Call Agreement, dated as of November 7, 2005, by and among Mr. Lowell W. Paxson, Second Crystal Diamond Limited Partnership, and Paxson Enterprises, Inc. and the Call Option Holder.

(w) “Options” shall have the meaning set forth in Section 4(e) below.

(x) “Parachute Excise Tax” shall mean any tax imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed.

(y) “Payment” shall mean any payment or benefit made or provided to Employee under this Agreement or under any other plan, program or agreement of the Company or its Affiliates.

(z) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

(aa) “Restricted Area” means any State of the United States of America or any other jurisdiction in which the Company or its subsidiaries engage (or has committed plans to engage) in business during the Term of Employment, or, following termination of Employee’s employment, was engaged in business (or had committed plans to engage) at the time of such termination of employment.

(bb) “Restricted Period” shall mean the period commencing on the Commencement Date and ending on the second anniversary of Employee’s termination of employment hereunder for any reason.

(cc) “RSUs” shall have the meaning set forth in Section 4(d) below.

(dd) “Separation Agreement” shall mean the Letter Agreement, dated November 7, 2005, relating to Employee’s separation from employment with NBC Universal, Inc.

(ee) “Severance Amount” shall mean:

(i) If Employee’s termination of employment occurs on or prior to the eighteen (18) month anniversary of the Commencement Date, an amount equal to the sum of (x) two (2) times Base Salary, plus (y) $1 million;

(ii) If Employee’s termination of employment occurs following the eighteen (18) month anniversary of the Commencement Date and following exercise of the New Call Option (or comparable transaction having substantially the same result as exercise of the New Call Option), an amount equal to two (2) times Base Salary; and

(iii) If Employee’s termination of employment occurs following the eighteen (18) month anniversary of the Commencement Date but where the New Call Option was not exercised (and no comparable transaction having substantially the same result as exercise of the New Call Option has occurred, it being understood that the purchase of the securities subject to the New Call Option by the Company is not a comparable transaction), an amount equal to $1 million.

(ff) “Severance Term” shall mean the two (2) year period following the date of Employee’s termination of employment hereunder.

(gg) “Stockholder Agreement” shall mean the Amended and Restated Stockholder Agreement Dated as of November 7, 2005 among the Company, NBC Universal, Inc., Mr. Lowell Paxson, Second Crystal Diamond Limited Partnership and Paxson Enterprises, Inc.

(hh) “Target EBITDA” shall mean such Earnings before Interest, Taxes, Depreciation and Amortization, as developed by the management of the Company in connection with the annual budget process and reviewed and approved by the Compensation Committee of the Board annually prior to the commencement of the second fiscal quarter of the fiscal year to which the Target EBITDA relates.

(ii) “Term of Employment” shall mean the period specified in Section 2 below.

Section 2. Acceptance and Term of Employment.

The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. The Term of Employment shall commence on the Commencement Date and shall continue, subject to Section 7 hereof, through the third (3rd) anniversary of the Commencement Date.

Section 3. Position, Duties and Responsibilities; Place of Performance.

(a) During the Term of Employment, Employee shall be employed and serve as the Chief Executive Officer of the Company and shall have such duties typically associated with such title, including, without limitation, the sole authority to hire or terminate all other officers, senior executives and advisors of the Company in accordance with this Section 3. In addition, Employee shall be appointed to the Board on the Commencement Date, and shall serve as a member of the Board during the Term of Employment without additional compensation. Employee also agrees to serve as an officer and/or director of the Company or any subsidiary of the Company, in each case without additional compensation. All officers, senior executives and advisors of the Company will report, directly or indirectly, to Employee, and no other officers, senior executives or advisors of the Company will report directly to the Board; provided, however, that nothing in this Section 3 shall preclude (i) the Audit Committee of the Board from retaining independent accountants that report directly to it, (ii) the Compensation Committee of the Board from retaining its own compensation consultants, investigation firms or legal counsel, or (iii) the Board or any committee thereof from retaining its own legal counsel. Throughout the Term of Employment, Employee will have the right, subject to reasonable prior notice to and consultation with (but explicitly not the prior consent of) the Board, to terminate the employment of any other employee of the Company or any of its subsidiaries. Employee will also have the right to hire employees on behalf of the Company, provided that the compensation to any such new proposed hires that are at the senior executive level (defined by cash compensation in excess of $300,000 per year for each such senior executive) will be subject to customary approval by the Compensation Committee of the Board of the appropriateness of such compensation in accordance with prevailing business practices. Notwithstanding the foregoing but in no way limiting or reducing Employee’s right to any and all compensation arising hereunder from and after the Commencement Date hereof, Employee’s responsibilities as Chief Executive Officer of the Company as set forth in this Section 3(a) shall automatically commence immediately following the complete and final filing of the Company’s Form 10-Q for the fiscal quarter ended September 30, 2005.

(b) Subject to the terms and conditions set forth in this Agreement, Employee shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, including serving as a member of the board of directors or advisory boards of charitable organizations, and (iii) subject to the terms and conditions set forth in Section 9 hereof, managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(c) Employee’s principal place of employment shall be in West Palm Beach, Florida, although Employee understands and agrees that he may be required to travel from time to time for business reasons.

Section 4. Compensation. During the Term of Employment, Employee shall be entitled to the following compensation:

(a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $1,000,000, subject to increase, if any, as may be approved in writing by the Compensation Committee of the Board, but not to decrease from the then current Base Salary.

(b) Annual Bonus. Employee shall be entitled to an annual incentive bonus award equal to a maximum amount of one hundred percent (100%) of Base Salary in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). Sixty-five percent (65%) of the Annual Bonus shall be payable based upon achievement of Target EBITDA of the Company for each such fiscal year, and thirty-five percent (35%) of the Annual Bonus shall be payable based upon achievement of other Company performance objectives or such other mix of metrics as may be mutually agreed to by the Compensation Committee of the Board and Employee from time to time in the future. The maximum percentage of Base Salary payable as an Annual Bonus pursuant to this subsection 3(b) (currently 100%) may be increased in future fiscal years at the discretion of the Board, but shall not be decreased below 100% of Base Salary. Notwithstanding anything contained herein to the contrary, Employee shall not be entitled to an Annual Bonus for the Company’s fiscal year ending December 31, 2005. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than the date which is two and one-half (2 1/2) months following the end of the fiscal year to which such Annual Bonus relates.

(c) Signing Bonus. Upon the execution of this Agreement, the Company shall pay Employee a lump-sum amount equal to $1,500,000.

(d) Restricted Stock Units. Effective as of the Commencement Date, Employee shall be granted 8.0 million restricted stock units (the “RSUs”), where each RSU notionally represents one share of Common Stock. Twenty-five percent (25%) of the RSUs shall vest on each of the eighteenth (18th) month, twenty-fourth (24th) month, thirty-sixth (36th) month and forty-eighth (48th) month anniversaries of the Commencement Date, subject to Employee’s continued employment through the applicable vesting date (except as otherwise provided in Section 7(g) below) and acceleration of vesting upon termination of employment hereunder as provided in Section 7 hereof. Vested RSUs shall be settled by delivery of the number of shares of Common Stock underlying such vested RSUs upon the earlier to occur of (i) Employee’s termination of employment hereunder for any reason, or (ii) upon the forty-eighth (48th) month anniversary of the Commencement Date; provided, however, Employee may satisfy the minimum statutory tax withholding obligation associated with the settlement of the RSUs by having the Company withhold shares of Common Stock otherwise deliverable to him upon such settlement. Notwithstanding anything contained in this subsection (d) to the contrary, RSUs that continue to vest following Employee’s termination of employment upon expiration of the Term of Employment, as provided in Section 7(g) hereof, shall be settled upon the forty-eighth (48th) month anniversary of the Commencement Date.

(e) Stock Options. Effective as of the Commencement Date, Employee shall be granted options to purchase an aggregate of 16.0 million shares of Common Stock (the “Options”). Options covering 8.0 million shares of Common Stock (the “FMV Options”) shall have an exercise price per share equal to Fair Market Value, and the remaining Options covering 8.0 million shares of Common Stock shall have an exercise price equal to $1.25 per share. The Options shall vest in equal installments on each of the eighteenth (18th) month, twenty-fourth (24th) month, thirty-sixth (36th) month and forty-eighth (48th) month anniversaries of the Commencement Date, subject to Employee’s continued employment through the applicable vesting date (except as otherwise provided in Section 7(g) below) and acceleration of vesting upon termination of employment hereunder as provided in Section 7 hereof. Except in the case of any termination (A) by the Company without Cause, (B) by the Employee with Good Reason, or (C) by reason of Employee’s death or Disability, vested Options shall be exercised on the trading day immediately prior to the date of expiration of the Options as provided in the following sentence; provided, that a vested Option shall not be exercised on any such date if, on the date of such event, the Fair Market Value of a share of Common Stock does not exceed the exercise price of such Option. The Options shall expire on the seventh (7th) anniversary of the Commencement Date, subject to earlier expiration upon termination of Employee’s employment, as follows:

(i) Upon expiration of the Term of Employment following the Company’s failure to make a bona fide renewal offer to Employee as described in Section 7(g), vested Options shall expire on the forty eight (48) month anniversary of the date of such termination; and

(ii) Upon Employee’s termination of employment for any reason not described in subsection (i) above, vested Options shall expire six (6) months and one (1) day following the date of such termination.

In the case of any termination (A) by the Company without Cause, (B) by Employee with Good Reason, or (C) by reason of Employee’s death or Disability, the Options shall be immediately forfeited and cancelled, and Employee shall receive in consideration for such cancellation, the amounts described in Section 7(b)(iii) or Section 7(d)(vi) hereof, as applicable. Employee may satisfy the applicable exercise price and any minimum statutory tax withholding obligation associated with the exercise of the Options by having the Company withhold shares of Common Stock otherwise deliverable to him upon such exercise.

(f) Restrictions on Common Stock; Voting Agreement. The RSUs and the Options shall be documented in award agreements. No provision of any such award agreement, or of any plan document under which such awards are made, shall contravene, limit, reduce or otherwise adversely affect any rights of Employee under this Agreement, and in the event of any inconsistency between this Agreement and any such award agreement or plan document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, each such award agreement shall provide that shares of Common Stock acquired upon settlement of RSUs and/or exercise of Options shall be subject to the transferability and voting restrictions attached hereto as Schedule A. Employee shall be entitled to the RSU and Option awards described in this Agreement (subject to the transferability and voting restrictions described in Schedule A) notwithstanding any delay or failure to document such awards in formal award agreements.

In addition, and notwithstanding any provision set forth in this Agreement or any applicable equity compensation plan or agreement, in the event that the Call Option Holder, or its permitted transferee, as applicable, is obligated to commence or does commence a tender offer for all or any part of the Company’s equity securities within 18 months of the date hereof as contemplated under the Stockholder Agreement (a “Tender Offer”), Employee hereby agrees (i) not to participate in and/or to tender any shares of Common Stock received by Employee upon any prior exercise of Options or settlement of RSUs into any such Tender Offer, and (ii) prior to the earlier of (A) the closing of such Tender Offer or (B) sixty (60) days following the commencement of such Tender Offer, not to transfer any such shares to any Person, except pursuant to a testamentary instrument or the laws of descent and distribution, and then, only to a Person who shall agree to be bound by the terms hereof to the same extent as Employee was bound. No amendment to the Stockholder Agreement shall extend the restriction period described in this paragraph.

Section 5. Employee Benefits.

(a) General. During the Term of Employment, Employee shall be entitled to participate in health insurance, retirement and other perquisites and benefits on a basis no less favorable than made available to other senior executives of the Company from time to time. Employee shall also be entitled to a number of holidays, vacation and sick days on a basis no less favorable than made available to other senior executives of the Company, in accordance with the Company policy in effect from time to time.

(b) Commuting Expenses and Housing Allowance. During such time that Employee does not own a residence in Florida, but not longer than 18 months from Commencement Date, Employee shall be entitled to (i) after-tax reimbursement for reasonable commuting expenses incurred in connection with travel between his primary residence in New York City and Florida, and (ii) a housing allowance for a temporary residence in Florida of up to $5,000 per month.

(c) Life Insurance. During the Term of Employment, the Company shall provide Employee with a term life insurance policy with coverage equal to $2,000,000, which policy shall be in addition to, and not in lieu of, any other group life insurance coverage generally provided to employees of the Company. As soon as practicable following the date hereof, Employee shall notify the Company of the beneficiary of this policy.

Section 6. Reimbursement of Business Expenses.

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.

Section 7. Termination of Employment.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries.

(b) Termination due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Obligations;

(ii) A pro rata Annual Bonus (determined based on actual performance for the year of Employee’s termination in accordance with Section 4(b) hereof) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid at the same time as annual bonuses for the year of termination are generally payable to other senior executives of the Company, but in no event later than the date which is two and one-half (2 1/2) months following the end of the fiscal year to which such Annual Bonus relates; and

(iii) A lump-sum payment, within the later of five (5) days after such termination or the expiration of the seven (7) day revocation period for the general release described in Section 7(h), equal to:

(A)	$4.5 million, if such termination occurs on or prior to the eighteen (18) month anniversary of the Commencement Date; or

(B)	$3.0 million, if such termination occurs following the eighteen (18) month anniversary of the Commencement Date and prior to the expiration of the Term of Employment;

it being understood that such cash payment shall be in consideration of the cancellation of Employee’s unexercised Options. In no event shall this subsection (iii) apply to RSUs or any shares of Common Stock acquired upon settlement of RSUs.

(c) Termination by the Company for Cause.

(i) A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. Employee shall be given not less than fifteen (15) days written notice by the Board of the intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Employee shall have fifteen (15) days after the date that such written notice has been given to Employee in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If he fails to cure such act or acts or failure or failures to act, the termination shall be effective on the date immediately following the expiration of the fifteen (15) day notice period. If cure is not possible, the termination shall be effective on the date of receipt of such notice by Employee.

(ii) In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations.

(d) Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i) The Accrued Obligations;

(ii) A pro rata Annual Bonus (determined based on actual performance for the year of Employee’s termination in accordance with Section 4(b) hereof) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid at the same time as annual bonuses for the year of termination are generally payable to other senior executives of the Company, but in no event later than the date which is two and one-half (2 1/2) months following the end of the fiscal year to which such Annual Bonus relates;

(iii) A lump-sum payment, within the later of five (5) days after such termination or the expiration of the seven (7) day revocation period for the general release described in Section 7(h), equal to the Severance Amount;

(iv) Continuation of the health benefits provided to Employee and his covered dependants under the Company health plans as in effect from time to time after the date of such termination at the same cost applicable to active employees until the earlier of: (A) the expiration of the Severance Term, or (B) the date Employee commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require employee to elect to continue his health insurance pursuant to COBRA;

(v) Vesting, immediately prior to such termination, in any RSUs which have not previously vested; and

(vi) A lump-sum payment, within the later of five (5) days after such termination or the expiration of the seven (7) day revocation period for the general release described in Section 7(h), equal to:

(A)	$4.5 million, if such termination occurs on or prior to the eighteen (18) month anniversary of the Commencement Date; or

(B)	$3.0 million, if such termination occurs following the eighteen (18) month anniversary of the Commencement Date and prior to the expiration of the Term of Employment;

it being understood that such cash payment shall be in consideration of the cancellation of Employee’s unexercised Options. In no event shall this subsection (vi) apply to RSUs or any shares of Common Stock acquired upon settlement of RSUs.

(e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company fifteen (15) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the date immediately following the expiration of the fifteen (15) day notice period, and Employee shall be entitled to the same payments and benefits as provided in Section 7(d) above for a termination without Cause.

(f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 7(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason.

(g) Termination upon Expiration of the Term of Employment. In the event that Employee’s employment with the Company terminates upon the expiration of the Term of Employment, Employee shall be entitled to the Accrued Obligations. In addition, if prior to such expiration of the Term of Employment, the Company fails to make Employee a bona fide offer to renew Employee’s employment for not less than one (1) additional year on substantially the same economic terms as provided in this Agreement (excluding the signing bonus, RSU and Option grants made in connection with the Commencement Date), such offer to be made not less than one hundred eighty (180) days prior to the expiration of the Term of Employment, the Company shall pay Employee, within the later of five (5) days after such termination or the expiration of the seven (7) day revocation period for the general release described in Section 7(h):

(i) A pro rata Annual Bonus (determined based on actual performance for the year of Employee’s termination in accordance with Section 4(b) hereof) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid at the same time as annual bonuses for the year of termination are generally payable to other senior executives of the Company, but in no event later than the date which is two and one-half (2 1/2) months following the end of the fiscal year to which such Annual Bonus relates; and

(ii) A lump-sum payment equal to the Severance Amount.

For the avoidance of doubt, in the event of termination upon expiration of the Term of Employment following the Company’s failure to make a bona fide offer to renew as contemplated in this subsection (g), all RSUs and Options shall continue to vest in accordance with their vesting schedules, as provided in Sections 4(d) and 4(e) hereof as though Employee continued employment with the Company through the forty-eighth (48th) month anniversary of the Commencement Date, and Options remain exercisable for the period described in Section 4(e)(iii) hereof.

(h) Release. Any payments due to Employee under Section 7(b)(iii) (in the case of Disability), Sections 7(d) or 7(e) (other than the Accrued Obligations) or Section 7(g)(i) or (ii) hereof shall be conditioned upon Employee’s execution of customary general release of claims in the form attached hereto as Exhibit A.

Section 8. Reduction in Payments.

(a) Change in Control Payments. In the event that any Payment becomes subject to the Parachute Excise Tax, the Company shall reduce the aggregate present value of such Payment to an amount equal to 299% of Employee’s “base amount,” within the meaning of Section 280G of the Code, but only to the extent the after-tax value of such amount received by Employee after application of the above reduction would exceed the after-tax value of the amount received by Employee without application of such reduction.

(b) Determinations. The determination of whether any Payment will be subject to the Parachute Excise Tax shall be made by the Auditor. The method for reducing the value of any Payment subject to the Parachute Excise Tax shall be subject to approval by Employee, such approval not to be unreasonably withheld. All fees and expenses of the Auditor shall be borne solely by the Company.

Section 9. Restrictive Covenants. Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (B) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. For purposes of this Section 9, references to the Company shall be deemed to include its subsidiaries.

(a) Confidential Information. At any time during and after the end of the Term of Employment, without the prior written consent of the Board, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall, to the extent legally permitted, consult with the Board prior to responding to any such order or subpoena, and except as he in good faith believes necessary in the performance of his duties hereunder, Employee shall not disclose to or use for the benefit of any third party any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (i) relating to the Company, or (ii) that the Company may receive belonging to suppliers, customers or others who do business with the Company as a result of his position with the Company (collectively, “Confidential Information”). Employee’s obligation under this Section 9(a) shall not apply to any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Employee of this Section 9(a).

(b) Non-Competition. Employee covenants and agrees that during the Restricted Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Employee from (i) acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Employee’s interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof, or (ii) accepting employment with any entity whose business is diversified but which engages in Competitive Activities, so long as (A) Employee shall not, directly or indirectly, render services or assistance to any division or part of such entity that is in any way engaged in Competitive Activities, and (B) the Company shall have received, prior to Employee rendering services to or assisting such entity, written assurances reasonably satisfactory to the Company from such entity that Employee shall not, directly or indirectly, render services or assistance to any division or part of such entity that is in any way engaged in Competitive Activities.

(c) Noninterference. Employee covenants and agrees that during the Restricted Period, Employee shall not, directly or indirectly, whether as sole proprietor, partner, lessor, venturer, stockholder, director, officer, employee, consultant or in any other capacity as principal or agent or through any person, subsidiary, affiliate or employee acting as nominee or agent, engage or participate in any of the following actions: (i) influencing any person or entity who is a contracting party with the Company to terminate any written or oral agreement with the Company; or (ii) hiring for employment or as an independent contractor any person who is actively employed (or in the preceding six months was actively employed) by the Company or influencing any such person to terminate employment with the Company; provided, however, that Employee’s direct or indirect publication of a general advertising that is not targeted at employees of the Company shall not constitute “influencing” for purposes of this subsection (c).

(d) Return of Documents. In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 10. Breach of Restrictive Covenants.

Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 9 or Section 11(a)(iv) hereof may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 or Section 11(a)(iv) hereof, restraining Employee from engaging in activities prohibited by Section 9 or Section 11(a)(iv) hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 or Section 11(a)(iv) hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 9(b) or 9(c) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee or another Person with whom Employee is affiliated if it is ultimately determined that Employee was in breach of such covenants.

Section 11. Representations and Warranties.

(a) Employee represents and warrants to the Company that:

(i) Employee’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(ii) Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(iii) In connection with Employee’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer; and

(iv) Neither Employee, nor any member of his immediate family, nor any entity owned or controlled by him (collectively, but not including Employee, the “Burgess Group”) is, or during his employment with the Company will be, an agent of NBC Universal, Inc. (“NBCU”) or of any subsidiary or affiliate of NBCU. Furthermore, there are, and during his employment with the Company will be, no commitments, arrangements or understandings, written or oral, between Employee or any members of the Burgess Group, on the one hand, and NBCU or any subsidiary or affiliate of NBCU on the other hand, pursuant to which Employee or any member of the Burgess Group has or will have any legal or financial obligation to NBCU or any subsidiary or affiliate of NBCU, or is or will be entitled to receive now or in the future from NBCU or any subsidiary or affiliate of NBCU any compensation or benefits of any kind, or other valuable consideration (including but not limited to any offer of future positions with NBCU or any of its subsidiaries or affiliates), other than (i) as set forth in the Separation Agreement between Employee and NBCU, a copy of which has been furnished to the Company with dollar amounts redacted, (ii) pursuant to GE benefit plans in which Employee is vested, specifically the GE Pension Plan and the GE Savings and Security Plan (401(k) Plan), (iii) as might be received by or due to Employee or any member of the Burgess Group through ordinary arms length consumer transactions involving General Electric Company (“GE”) or its affiliates, including transactions in publicly-traded debt and equity securities of GE or its affiliates in the public market (so long as any such transaction does not cause Employee or any member of the Burgess Group to have an attributable interest in, or attributable relationship with, NBCU or any subsidiary or affiliate of NBCU under the FCC’s rules) or (iv) as might be received by or due to Employee or any member of the Burgess Group through ordinary consumer transactions prior to the date hereof that were generally available only to employees of GE or its affiliates during the term of their employment with GE or any of its affiliates. Notwithstanding the foregoing, if GE were in the future to purchase another company where a member of Employee’s immediate family works, this provision shall not require either such company or such immediate family member to terminate employment with such company. The word “affiliates” as used in this provision is not intended to refer to broadcast stations which may be affiliated with television networks owned and operated by NBCU or any subsidiary or affiliate of NBCU.

(b) The Company represents and warrants to the Employee that other than as set forth on Schedule B attached hereto, the Company is not a party to any arrangements or agreements, written or unwritten, with the Call Option Holder or NBC Universal, Inc. or General Electric Company or their respective Affiliates relating to Employee’s employment with the Company.

Section 12. Indemnification

The Company agrees to indemnify and hold Employee harmless to the fullest extent permitted by the laws of the State of Delaware and the Company’s governing documents, in each case as in effect at the time of the subject act or omission; provided, that in no event shall Employee’s indemnification rights at any time be less favorable than the indemnification rights available to any officer or director of the Company. In connection therewith, Employee shall be entitled to the protection of any insurance policies which the Company elects to maintain generally for the benefit of the Company’s directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by Employee in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company. This provision shall survive any termination of Employee’s employment hereunder.

Section 13. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

Section 14. Certain Covenants.

The Board and the Employee recognize and agree that it is in the best interests of the Company to expand the size of the Board and to have it comprised primarily of persons who are truly independent at least in accordance with the minimum independence criteria in the American Stock Exchange Listing Rules (each such person, an “Independent Director”). Promptly following the Commencement Date, the Board, on behalf of the Company, shall use its reasonable best efforts to (i) engage a nationally recognized recruiter to search for qualified candidates, (ii) recruit for service as Board members highly-qualified persons who would qualify as Independent Directors and to nominate such persons for election to the Board, (iii) expand the membership of the Board to nine (9) members, at least seven (7) of whom shall be Independent Directors, and (iv) accomplish such expansion as promptly after Commencement Date as practical. Employee, in his capacity as a member of the Board, shall participate in the foregoing efforts and shall be entitled to in-person meetings with potential Board candidates prior to their nomination to the Board.

Section 15. No Mitigation or Set Off.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, or counterclaim and Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise (except as permitted in Section 7(d)(iv) hereof).

Section 16. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require, in a writing delivered to Employee, any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.

(b) Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 17. Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 18. Severability.

If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 19. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 20. Dispute Resolution.

Any controversy arising out of or relating to this Agreement or the breach hereof (other than claims for injunctive relief pursuant to Section 10 hereof) shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (before a single arbitrator) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own costs (including attorneys’ fees) of any such arbitration proceedings; provided that if Employee prevails on at least one material issue in connection with such arbitration proceedings, the Company shall reimburse Employee for a percentage of all reasonable costs and expenses (including attorneys’ fees) incurred by Employee in such arbitration proceedings, based upon the number of material issues Employee prevails on over the total number of material issues raised in such arbitration proceedings. The location for the arbitration shall be West Palm Beach, Florida. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

Section 21. Legal Fees.

The Company shall pay Employee’s reasonable attorneys’ fees and disbursements incurred by him in connection with the negotiation of this Agreement and any other agreements contemplated hereunder, including, without limitation, agreements and other documents evidencing the RSUs and Options, up to a maximum of $75,000.

Section 22. Notices.

(a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 23. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 24. Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 25. Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 7 through Section 27 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 26. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

Section 27. Delay in Payment.

Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of the Term of Employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee (or if Employee has died, to his estate), in a single cash lump-sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

* * *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PAXSON COMMUNICATIONS CORPORATION

/s/ Dean M. Goodman
Name: Dean M. Goodman
Title: President and Chief Operating
Officer

ROY BRANDON BURGESS

/s/ Roy Brandon Burgess

Exhibit A

Form of Release

GENERAL RELEASE OF CLAIMS

1. Roy Brandon Burgess (“Employee”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 7(b)(iii) (in the case of Disability), Sections 7(d) or 7(e) (other than the Accrued Obligations) or Section 7(g)(i) or (ii) of the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge Paxson Communications Corporation (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Employee’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Employee acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that he may have as of the date hereof. Employee further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any actions to enforce rights arising under, or any claim for benefits which may be due Employee pursuant to, the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Employee may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

2. Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Employee shall not have relinquished his right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA.

3. Employee hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Employee also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4. Employee acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

5. Employee acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6. This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims unless Employee’s written revocation is delivered to the Company within seven (7) days after such execution.

Roy Brandon Burgess
     , 20

SCHEDULE A

Restrictions on Voting and Transferability of Common Stock

In consideration of the grant to Employee of RSUs and Options, Employee hereby agrees that any and all shares of Common Stock received by Employee upon settlement of his RSUs and upon exercise of his Options shall be held subject to the following restrictions upon the voting and the transferability of all such shares of Common Stock. Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Employee’s Employment Agreement.

1. Restricted Stock Period. The restrictions on the voting and transferability of shares of Common Stock as provided herein shall begin upon the receipt by Employee of any shares of Common Stock of the Company in settlement of RSUs and upon exercise of Options and continue until the first to occur of the following (the “Restricted Stock Period”):

A. The closing of the New Call Option following its exercise by any permissible party thereto;

B. The closing of the purchase of the securities subject to the New Call Option by the Company;

C. A Change in Control;

D. The expiration of a twenty-four month period commencing on the next day following the date of any Investor Call Right Termination (as defined in that certain Call Agreement, dated as of November 7, 2005, by and among Mr. Lowell W. Paxson, Second Crystal Diamond Limited Partnership, Paxson Enterprises, Inc, the Call Option Holder, NBC Universal, Inc. and the Company (the “Call Agreement”));

E. The date on which the Paxson Stockholders (as defined in the Call Agreement) cease for any reason to hold or have the right to vote shares of voting stock having more than 50% of the Total Voting Power of all of the outstanding Voting Stock and voting stock equivalents of the Company, whether such shares of voting stock are issued to such Person or such Person’s Affiliate. For the purpose of this clause, “Voting Stock” shall mean the shares of the capital stock and any other securities of the Company having the ordinary power to vote in the election of directors of the Company, and “Total Voting Power” shall mean the total number of votes which may be cast in the election of directors of the Company if all securities entitled to vote in the election of such directors (excluding shares of preferred stock that are entitled to elect directors only upon the occurrence of customary events of default) are present and voted; and

F. In no event later than the sixty-sixth (66th) month anniversary of the Commencement Date.

Employee shall be provided with a true and correct copy of the executed Call Agreement, and with copies of any amendments thereto that are subsequently adopted. In no event shall any subsequent amendment to the Call Agreement result in a later expiration of the Restricted Stock Period than what would have been provided in the absence of such amendment. If any such amendments would result in an earlier expiration of the Restricted Stock Period than what would have been provided in the absence of such amendment, Employee shall be permitted to rely on such earlier expiration date.

Employee shall be provided with notice of the occurrence of any of the following events:

a.	Exercise of the New Call Option;

b.	Closing of the exercise of the New Call Option;

c.	Commencement of the Tender Offer as defined in section 4(f) of the Employee’s Employment Agreement;

d.	Closing of the Tender Offer;

e.	Investor Call Termination Date, as defined in the Call Agreement;

f.	Closing of the Company Stock Purchase Agreement; and

g.	Any other event described in clauses A through F above.

2. Voting Restriction. During the Restricted Stock Period, Employee agrees to vote all shares of Common Stock that are subject to this Agreement at any meeting of the Company’s stockholders in the same proportions on each matter presented for a vote of the stockholders of the Company as the holders of Common Stock who are not affiliated with the Company vote on such matter. Employee will use reasonable efforts to assure that the shares of Common Stock that are subject to this Agreement are counted as present, in Person or by proxy, at each such meeting of the Company’s shareholders as is duly called and held during the Restricted Stock Period, and Employee will not vote, either in person or by proxy, or grant any other Person a proxy to vote, such shares of Common Stock as are subject to this Agreement in any other way during the Restricted Stock Period.

3. Transfer Restriction. Employee agrees that he will not sell, transfer, pledge or deliver to any Person any of the shares of Common Stock subject to this Agreement during the Restricted Stock Period, except pursuant to a testamentary instrument or the laws of descent and distribution, and then, only to a Person who shall agree to be bound by the terms hereof to the same extent as Employee was bound.

4. Legend. Employee agrees that the certificates representing the shares of Common Stock subject to this Agreement may have placed upon them an appropriate legend noting that such shares are, during the Restricted Stock Period, subject to restrictions on voting and transfer, and the Company’s transfer agent may be instructed to refuse to transfer any such shares presented for transfer during the Restricted Stock Period unless to a Person requesting the transfer of such shares pursuant to a testamentary instrument or the laws of descent and distribution, and then, only upon receipt of a reasonably appropriate undertaking on the part of such Person to be bound by the terms hereof.